As filed with the Securities and Exchange Commission on June 23, 2017
Registration No. 333-196510

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CTI BIOPHARMA CORP.
(Exact name of registrant as specified in its charter)

Washington	91-1533912
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3101 Western Avenue, Suite 600
Seattle, Washington 98121
(Address, including zip code, of Principal Executive Offices)
___________________

CTI BioPharma Corp. 2007 Equity Incentive Plan, as amended and restated
CTI BioPharma Corp. 2017 Equity Incentive Plan
(Full title of the plan)
___________________

Adam R. Craig, M.D., Ph.D.
President and Chief Executive Officer
CTI BioPharma Corp.
3101 Western Avenue, Suite 600
Seattle, Washington 98121
(206) 282-7100
(Name, address and telephone number, including area code, of agent for service)

COPY TO:

C. Brophy Christensen, Jr., Esq.
O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, California 94111-3823
(415) 984-8700
___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, no par value per share	1,100,000 shares	N/A	N/A	N/A

1)
This Registration Statement covers, in addition to the number of shares of CTI BioPharma Corp., a Washington corporation (the “Company” or the “Registrant”), common stock, no par value per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the CTI BioPharma Corp. 2007 Equity Incentive Plan, as amended and restated (the “2007 Plan”) and the CTI BioPharma Corp. 2017 Equity Incentive Plan (the “2017 Plan”), as a result of one or more adjustments under the applicable plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions. As described in the “Explanatory Note” below, this Post-Effective Amendment No. 2 to Form S-8 is being filed to provide that a portion of the shares originally registered on the Form S-8 Registration Statement filed by the Company on June 4, 2014 (the “2014 Form S-8”) for issuance under the 2007 Plan may be issued under the 2017 Plan once they are no longer issuable pursuant to the 2007 Plan.

2)
Each share of Common Stock is accompanied by a preferred stock purchase right pursuant to the Shareholder Rights Agreement, dated as of December 28, 2009, between the Company and Computershare Trust Company, N.A., as Rights Agent, and as subsequently amended.

3)
The filing fee for the registration of the offer of shares under the 2007 Plan was paid in full upon the filing of the 2014 Form S-8. Pursuant to SEC Compliance and Disclosure Interpretation 126.43, no filing fee is required to include the 2017 Plan on the 2014 Form S-8 pursuant to this Post-Effective Amendment No. 2 to Form S-8.

The Exhibit Index for this Registration Statement is at page 9.

EXPLANATORY NOTE
The Company previously filed the 2014 Form S-8 with the Securities and Exchange Commission (the “SEC” or the “Commission”) to register the offer of 1,100,000 shares of Common Stock pursuant to the 2007 Plan. (All share numbers in this Post-Effective Amendment No. 2 to Form S-8 are presented after giving effect to the Company’s one-for-ten reverse stock split effective January 3, 2017.)
On March 13, 2017, the Company’s Board of Directors adopted the 2017 Plan. The Company’s shareholders approved the 2017 Plan at the Company’s annual meeting of shareholders held on May 16, 2017 (the “2017 Annual Meeting”). The Company’s authority to grant new awards under the 2007 Plan terminated as of September 23, 2015. As provided in the 2017 Plan, any shares of the Company’s common stock subject to outstanding awards under the 2007 Plan that expire, are cancelled or otherwise terminate without such shares being issued after the 2017 Annual Meeting will be available for award grant purposes under the 2017 Plan (any such shares, the “Transferred Shares”).
As of the date of the 2017 Annual Meeting, a total of 478,423 shares were subject to awards then outstanding under the 2007 Plan. The Company is filing this Post-Effective Amendment No. 2 to Form S-8 pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the 2014 Form S-8 to register the offer of the Transferred Shares under the 2017 Plan (as such shares would no longer be issuable under the 2007 Plan).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference
The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference (other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with Commission rules):

a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2016, filed with the Commission on March 2, 2017 (Commission File No. 000-28386);

b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2017, filed with the Commission on May 3, 2017 (Commission File No. 000-28386);

c)
The Company’s Current Reports on Form 8-K, filed with the Commission on January 5, 2017, January 20, 2017, January 24, 2017, February 10, 2017, February 27, 2017 (with respect to Item 5.02 only), March 13, 2017, April 25, 2017 (with respect to Item 1.01 only) and May 16, 2016 (with respect to Items 5.02 and 5.07 only, as amended by Amendment No.1 filed with the Commission on June 16, 2017), June 5, 2017 (with respect to Item 5.02 only), and June 9, 2017 (each, Commission File No. 000-28386);

d)
The description of the Company’s Common Stock contained in its Registration Statement on Form 10 filed with the Commission on June 27, 1996, as amended (Commission File No. 000-28386), and any other amendment or report filed for the purpose of updating such description; and

e)
The description of the Company’s Preferred Stock Purchase Rights contained in its Registration Statement on Form 8-A filed with the Commission on December 28, 2009 (Commission File No. 001-12465), as amended by Amendment No 1. to Form 8-A filed with the Commission on May 17, 2011 (Commission File No. 001-12465), and Registration Statement on Form 8-A filed with the Commission on September 6, 2012 (Commission File No. 000-28386), as amended by Amendment No. 1 to Form 8-A filed with the Commission on December 7, 2012 (Commission File No. 000-28386), Amendment No. 2 to Form 8-A filed with the Commission on December 1, 2015 (Commission File No. 000-28386) and Amendment No. 3 to Form 8-A filed with the Commission on January 3, 2017 (Commission File No. 000-28386), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.
Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities
Not applicable.

Item 5. Interests of Named Experts and Counsel
Not applicable.

Item 6. Indemnification of Directors and Officers
Sections 23B.08.500 through 23B.08.603 of the Washington Business Corporation Act, or the WBCA, authorize Washington corporations to indemnify directors and officers under certain circumstances against expenses and liabilities incurred in legal proceedings in which they are involved by reason of being a director or officer, as applicable. Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law, illegal corporate losses or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VII of the Registrant’s articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders. Article VII also provides that no amendment or repeal of such Article shall adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
Article IX of the Registrant’s amended and restated bylaws provides for, among other things, the indemnification by the Registrant of its directors and executive officers and the advancement of expenses. The Registrant has entered into an indemnification agreement with each of its executive officers and directors in which the Registrant agrees to hold harmless and indemnify the executive officer or director to the fullest extent permitted by Washington law. The form of such indemnification agreement is attached as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 2, 2014.
The directors and officers of the Registrant may also be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy we maintain for such purpose.

Item 7. Exemption from Registration Claimed
Not applicable.

Item 8. Exhibits
See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9. Undertakings
(a)    The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on June 23, 2017.

CTI BIOPHARMA CORP.

By:	/s/ Adam R. Craig
Adam R. Craig
President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Adam R. Craig, M.D., Ph.D. and Bruce J. Seeley, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Post-Effective Amendment No. 2 to Form S-8 Registration Statement , and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 2 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Adam R. Craig, M.D., Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	June 23, 2017
Adam R. Craig, M.D., Ph.D.

/s/ Bruce J. Seeley	Executive Vice President, Chief Commercial and Administrative Officer (Principal Financial Officer)	June 23, 2017
Bruce J. Seeley

/s/ David Parkinson, M.D.	Director	June 23, 2017
David Parkinson, M.D.

/s/ Richard L. Love	Director	June 23, 2017
Richard L. Love

/s/ Michael A. Metzger	Director	June 23, 2017
Michael A. Metzger

/s/ Matthew D. Perry	Director	June 23, 2017
Matthew D. Perry

/s/ Frederick W. Telling, Ph.D.	Director	June 23, 2017
Frederick W. Telling, Ph.D.

/s/ Reed V. Tuckson, M.D.	Director	June 23, 2017
Reed V. Tuckson, M.D.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	CTI BioPharma Corp. 2007 Equity Incentive Plan, as amended and restated (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on October 31, 2014).

4.2	CTI BioPharma Corp. 2017 Equity Incentive Plan (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 16, 2017).

5.1
Opinion of Karr Tuttle Campbell. (Opinion as to the legality of the securities being registered with respect to the 2007 Plan. Filed as Exhibit 5 to the Company’s Registration Statement on Form S-8 filed with the SEC on June 4, 2014 (SEC File No. 333-196510) and incorporated herein by this reference.)

5.2	Opinion of Karr Tuttle Campbell (opinion re: legality).

23.1	Consent of Marcum LLP (consent of independent registered public accounting firm).

23.2	Consent of Karr Tuttle Campbell (included in Exhibits 5.1 and 5.2).

24	Power of Attorney (included in this Registration Statement under “Signatures”).